Exhibit 99.2
Supplemental non-GAAP information

GAAP to non-GAAP Earnings Per Share Reconciliation

	13 weeks ended				13 weeks ended
	March 26, 2022				March 27, 2021
(In millions, except per share amounts)	GAAP Amounts	Adjustments		Non-GAAP Amounts	GAAP Amounts	Adjustments		Non-GAAP Amounts
Net sales	$348.1	$—		$348.1	$413.9	$—		$413.9
Cost of products sold	126.1	(1.0)	a)	125.1	120.3	(0.1)	a)	120.2
Gross profit	222.0	1.0		223.0	293.6	0.1		293.7
Gross margin percentage	63.8%			64.1%	71.0%			71.0%

Selling, general and administrative expense	203.4	(1.0)	a), b)	202.4	221.2	(0.5)	a), b)	220.7
Selling, general and administrative expense as percentage of net sales	58.4%			58.1%	53.4%			53.3%
Re-engineering charges	1.5	(1.5)	c)	—	3.1	(3.1)	c)	—
(Gain) loss on disposal of assets	(0.4)	0.4	c)	—	(7.7)	7.7	c)	—
Impairment expense	—	—		—	—	—		—
Operating income (loss)	17.5	3.1		20.6	77.0	(4.0)		73.0
Operating income as percentage of net sales	5.0%			5.9%	18.6%			17.6%

(Gain) loss on debt extinguishment	—	—		—	2.1	(2.1)	c)	—
Interest expense	4.6	—		4.6	11.8	—		11.8
Interest income	(0.7)	—		(0.7)	(0.3)	—		(0.3)
Other (income) expense, net	4.3	(1.0)		3.3	(1.3)	(0.4)		(1.7)
Income (loss) from continuing operations before income taxes	9.3	4.1		13.4	64.7	(1.5)		63.2

Provision (benefit) for income taxes	6.8	0.2	d)	7.0	20.7	(0.6)	d)	20.1
Income (loss) from continuing operations	$2.5	$3.9		$6.4	$44.0	$(0.9)		$43.1
Net income as percentage of net sales	0.7%			1.8%	10.6%			10.4%

Basic earnings (loss) from continuing operations - per share	$0.05	$0.07		$0.12	$0.89	$(0.02)		$0.87
Diluted earnings (loss) from continuing operations - per share	$0.05	$0.07		$0.12	$0.82	$(0.01)		$0.81

Basic weighted-average shares	48.0				49.4
Diluted weighted-average shares	51.3				53.4

Exhibit 99.2
a.This adjustments is related to the foreign currency impact and inventory write-offs for Argentina and Venezuela.
b.This adjustment is related to the pension settlement costs, amortization, consultant fees, software licensing, and litigation fees.
c.The adjustment amount equals the GAAP amounts for continuing operations
d.The adjustment represents the net tax impact of adjusted amounts.